Exhibit 99.1

For: TECHNOLOGY RESEARCH CORPORATION	Contact: Thomas G. Archbold
5250 140th Avenue North	Chief Financial Officer
Clearwater, Florida 33760	Tel: (727) 812-0659
Owen Farren, President and CEO	Fax: (727) 535-9691
Web Page: www.trci.net

       RAYMOND B. WOOD, SENIOR VICE PRESIDENT OF GOVERNMENT OPERATIONS, ANNOUNCES RETIREMENT FROM TECHNOLOGY RESEARCH CORPORATION

CLEARWATER, FLORIDA, May 24,2010 - Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced that Raymond B. Wood, a Company Founder and Senior VP of Government Operations, will be retiring effective August 5, 2010, the day of the Annual Stockholders Meeting.  At that time he will be relinquishing all his positions with the Company after 29 years of dedicated service and significant contributions to TRC.  Additionally, Mr. Wood will not stand for re-election to the TRC Board of Directors at the upcoming Annual Meeting.  Upon his retirement, Mr. Wood will become a consultant to the Company for at least the next two years.

Mr. Farren said, “It has been my privilege to have worked with Ray since joining the Company in January 2007.  His expertise, experience and industry leadership in the Military Market and in High Power Generating Systems has been instrumental in developing our new strategic direction for returning to growth.  Ray will continue to work with the Company and in particular our engineers as they develop new programs for Intelligent Power Distribution solutions in support of Military Mobile Power Systems as well as Micro Grid applications.”

Mr. Wood said, “I am pleased that we were able to develop and continue to supply power monitoring and control equipment in support of our country’s worldwide military operations. Most importantly, I am proud of the fourteen years of GOLD MEDAL Excellence Awards from the Defense Logistics Agency for on-time delivery of all orders with zero product defects.  I look forward to continuing to work with the Company.”

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TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.